Contact:	610-337-1000 Daniel Platt, ext. 1029 Shelly Oates, ext. 3202	For Immediate Release July 29, 2014

UGI Announces Three-for-Two Stock Split and Increases Annual Dividend Over 10%

VALLEY FORGE, Pa., July 29–UGI Corporation’s (NYSE: UGI) board of directors has approved a plan to issue three common shares for every two common shares outstanding. The new shares are distributable September 5, 2014 to shareholders of record as of August 22, 2014.

In addition, UGI’s board of directors has approved an increase of over 10% in the annual dividend rate on its common stock from $1.18 to approximately $1.30 on a pre-split basis, or from approximately $0.79 to $0.87 per share, respectively, after the split. The new quarterly dividend of approximately $0.3263 per share on a pre-split basis, or $0.2175 per share after the split, is payable October 1, 2014 to shareholders of record on September 15, 2014.

John L. Walsh, president and chief executive officer of UGI, said, “This significant dividend increase in combination with the stock split reflects our board’s confidence in the company’s future prospects. We believe the dividend increase strikes a balance between income and growth, and we remain confident that we will achieve our stated objectives of growing earnings per share at a long-term average of 6% to 10% per year and growing our dividend at a rate of 4% per year.”

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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